Exhibit 10.1

OFFICE LEASE

THIS LEASE AGREEMENT made this 24th day of September 2021 (the “Effective Date”), by and between Redmond East Office Park LLC, a Washington Limited Liability Company (the "Lessor") and MicroVision, Inc., a Washington Corporation (the "Lessee").

1.	Premises. Lessor does hereby lease to Lessee those certain premises consisting of approximately 16,681 rentable square feet of space and depicted in the floor plan attached hereto as Exhibit D (the “Premises”) on the first floor of the “A-2” Building located at 6801 185th Avenue NE, suite 100, in Redmond, Washington and commonly referred to as the Northwest Tech Center-Building A-2 (the “Building”) on the land legally described on Exhibit A, attached hereto. The Building hereafter sometimes may be referred to as the “Project”. In addition, the Lessee has the right, in common with other lessees in the Project and subject to the Rules and Regulations, attached hereto as Exhibit B, to use of the common areas including the loading and parking areas.

2.	Term. This Lease shall be for an initial term of one hundred twenty-eight (128) months (the “Initial Term” and together with the Renewal Term, if properly exercised, the “Lease Term”) commencing on November 1, 2021 (“Commencement Date”). Lessor shall deliver the Premises to Lessee as of the Effective Date. The parties acknowledge and agree that from the period commencing on the Effective Date and ending on the Commencement Date, all terms and conditions of this Lease shall be in effect, except that Lessee shall not be required to pay Base Rent or Additional Rent hereunder.

Lessee and Lessor shall execute a Commencement Memorandum to memorialize the Commencement Date.

3.	Base Rent. Lessee covenants and agrees to pay Lessor at PO Box 140, Redmond, WA, 98073 or Property Management portal, or to such other party or at such other place as Lessor may hereafter designate, Base Rent in the amount schedule below and Additional Rent, as provided in Section 10, in advance without offset or deduction, on or before the first (1st) day of each month of the Initial Lease Term:

Months:	Base Rent:

	Months 01-12: Additional Rent	$30.00/RSF/year plus
Months 13-24:	$30.90/RSF/year plus Additional Rent
Months 25-36:	$31.83/RSF/year plus Additional Rent
Months 37-48:	$32.78/RSF/year plus Additional Rent
Months 49-60:	$33.76/RSF/year plus Additional Rent
Months 61-72:	$34.78/RSF/year plus Additional Rent
Months 73-84:	$35.82/RSF/year plus Additional Rent
Months 85-96:	$36.90/RSF/year plus Additional Rent
Months 97-108:	$38.00/RSF/year plus Additional Rent
Months 109-120:	$39.14/RSF/year plus Additional Rent
Months 121-128:	$40.32/RSF/year plus Additional Rent

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4.	Option to Renew.

A.	Exercise of Option to Renew. Lessee shall have one (1) Option to Renew the Lease for a period of One Hundred and Twenty (120) Months (the “Renewal Term”). Lessee must exercise its Option to Renew upon providing Lessor with written notice thereof no sooner than Fifteen (15) Months and no later than Twelve (12) Months prior to expiration of the Initial Lease Term. If exercised, the Lease terms during the Renewal Term shall be the same as the original Lease, however Base Rent shall be adjusted to then current fair market rents for leases or renewals in comparable buildings in Redmond, WA (the “Fair Market Rent”). The Option to Renew is personal to Lessee. The Option to Renew shall also pertain to the Expansion Premises (as defined below) if the Option to Expand is exercised.

B.	Fair Market Rent Determination. The Fair Market Rent shall be determined as follows:

i.      In the event Lessor and Lessee are unable to agree upon a mutually acceptable Fair Market Rent by the date that is six (6) months prior to the expiration of the Initial Lease Term (the “Fair Market Deadline”), Lessor shall, within fifteen (15) days following the Fair Market Deadline, appoint an appraiser to complete an appraisal of the Fair Market Rent within thirty (30) days after the appointment of Lessor’s appraiser and Lessor shall deliver a copy thereof to Lessee promptly upon receipt by Lessor (“Lessor Appraisal”).

ii.      If Lessee delivers notice to Lessor of Lessee’s disapproval of the Lessor Appraisal within fifteen (15) business days after Lessee’s receipt of the Lessor Appraisal, then Lessee shall have fifteen (15) days to select an appraiser to deliver an additional appraisal of the Fair Market Rent (the “Lessee Appraisal”). The Lessee Appraisal shall be delivered within thirty (30) days after the appointment of Lessee’s appraiser and Lessee shall deliver a copy thereof to Lessor promptly upon receipt by Lessee.

iii.      If Lessor delivers notice to Lessee of Lessor’s disapproval of the Lessee Appraisal within fifteen (15) business days after Lessor’s receipt of the Lessee Appraisal, then Lessor and Lessee shall each cause their respective appraisers to jointly select a third appraiser, who shall be an independent appraiser of similar qualifications (the “Joint Appraiser”). If the two appraisers fail to select a Joint Appraiser within thirty (30) days following the date that Lessee received Lessor’s notice of disapproval of the Lessee Appraisal, either Lessor or Lessee may petition a court of competent jurisdiction to appoint a third appraiser. The Joint Appraiser shall, within fifteen (15) days after appointment, select either the Lessor Appraisal or the Lessee Appraisal as the Final Appraisal.

iv.      Notwithstanding anything to the contrary herein, the Fair Market Rent for the Renewal Term shall not be less than the Base Rent in place at the expiration of the Initial Term and shall be either (i) the Fair Market Rent as expressed in either the Lessor Appraisal or the Lessee Appraisal, or (ii) the Fair Market Rent reflected in the Final Appraisal, as selected by the Joint Appraiser.

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v.      All appraisers appointed hereunder shall be, at the time of their appointment, members of good standing of the American Institute of Real Estate Appraisers. The party whose appraisal the Joint Appraiser did not select shall be responsible for the cost of the Joint Appraiser’s services, otherwise, the cost of the Lessor Appraisal shall be borne by Lessor and the cost of the Lessee Appraisal shall be borne by the Lessee.

5.	Security Deposit.

A.	Prepaid Rent Deposit. Lessee has deposited with Lessor on the date hereof Fifty-Two Thousand Six Hundred Fourteen and 65/100 Dollars ($52,614.65) which is to be applied to the Base Rent and Additional Rent for the month in which the Commencement Date occurs.

B.	Security Deposit. Lessee has deposited with Lessor on the date hereof Five Hundred and Eighty Thousand and No/100 Dollars ($580,000.00) of which $290,000.00 is cash and $290,000.00 is a Letter of Credit in a form from a financial institution, acceptable to Lessor. Said sum shall be held by Lessor as security for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease to be kept and performed by Lessee during the entire Term hereof. If Lessee materially defaults with respect to any provision of this Lease beyond any applicable notice and cure periods, including, but not limited to, the provisions relating to the payment of Rent or other charges or sums due under this Lease, Lessor may (but shall not be required to) use, apply or retain all or any part of the security deposit for the payment of any Rent or other charges or sums due under this Lease or any sum in default, or for the payment of any amount which Lessor may spend or become obligated to spend by reason of Lessee's default, or to compensate Lessor for any other loss, damage, cost or expense (including attorneys' fees) which Lessor may suffer or incur by reason of Lessee's default. If any portion of said security deposit is so used or applied, Lessee shall, within fifteen (15) days after written demand therefore, deposit a certified or cashier's check or wire transfer with Lessor in an amount sufficient to restore the security deposit to the amount of the security deposit immediately prior to such default by Lessee and Lessee's failure to do so shall be a default under this Lease. Lessor shall not be required to keep the security deposit separate from its general funds and Lessee shall not be entitled to interest on such deposit. If Lessee shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof after deduction hereunder by Lessor shall be returned to Lessee (or, at Lessor's option, to the last assignee of Lessee's interest hereunder) within thirty (30) days following expiration of the Lease Term; provided, that in the event this Lease shall be terminated upon the default of the Lessee beyond any applicable notice and cure period(s), the security deposit shall be retained by Lessor and all of Lessee's interest therein shall terminate and the security deposit will be applied against the damages suffered by Lessor by reason of the Lessee's default. In the event of termination of Lessor's interest in this Lease, Lessor shall transfer said deposit to Lessor's successor in interest. Notwithstanding the foregoing, provided Lessee has not been in material default of the Lease beyond any applicable notice and cure periods, then, after Month 12 of the Lease, the Security Deposit shall be reduced to Four Hundred Thirty Five Thousand and No/100 Dollars ($435,000.00) of which Two Hundred Seventeen Thousand Five Hundred and No/100 Dollars ($217,500.00) shall be cash and the remaining Two Hundred Seventeen Thousand Five Hundred and No/100 Dollars ($217,500.00) shall be Letter of Credit. Provided Lessee has not been in material default

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of the Lease beyond any applicable notice and cure periods, then, after Month 26 of the Lease, the Security Deposit shall be reduced further to Two Hundred Ninety Thousand and No/100 Dollars ($290,000.00) of which One Hundred Thousand and No/100 Dollars ($100,00.00) shall be cash and One Hundred Ninety Thousand and No/100 Dollars ($190,000.00) shall be Letter of Credit, which Security Deposit shall remain in place through the balance of the Lease Term.

6.	Use. Lessee shall use and occupy the Premises for the purposes of general office, including but not limited to, research and development and prototype manufacturing of products related to Lessee’s portfolio of intellectual property and other products and for no other purposes, without prior written consent of Lessor, and shall comply with all governmental laws, ordinances, regulations, orders and directives and insurance requirements applicable to Lessee's use of the Premises. Lessee shall not occupy or use or permit any portion of the Premises to be occupied or used in such a manner or for any purpose, which would increase the cost of insurance coverage upon the Premises, the building or the contents thereof.

7.	Rules and Regulations. Lessee agrees to comply with any Rules and Regulations attached hereto as Exhibit B, any recorded Covenants, Conditions and Restrictions affecting the Project (provided that a copy thereof has been provided by Lessor to Lessee), as well as such other reasonable rules and regulations as may from time to time be adopted by Lessor for the management, good order and safety of common areas, the building and its Lessee(s) (provided that Lessor shall provide Lessee with written notice of any such other rules and regulations for the Project which are not attached to this Lease). Lessee shall be responsible for the compliance with such rules and regulations by its employees, agents and invitees. Lessor's failure to enforce any of such rules and regulations against Lessee or any other Lessee shall not be deemed to be a waiver of same.

8.	Maintenance. Lessee agrees by taking possession that the Premises are in leasable and good condition. Lessee shall, at its expense, and at all times keep, maintain, and repair the interior Premises, including but not limited to storefronts, exterior doors and windows, and Lessee division walls in good condition, repair and order and in accordance with applicable laws, ordinances, rules, regulations and requirements of government authorities and insurance rating bureaus. Lessee shall further keep the Premises and adjoining common areas in a neat, clean, safe and sanitary condition replacing glass and panels in windows and doors of the Premises. Lessor shall keep, maintain, repair and replace the Building and areas surrounding the Premises in a manner consistent with other similar buildings within Redmond, Washington, including but not limited to the Building’s mechanical, electrical, sprinkler and other utility systems (outside of the Premises) together with connections to utility distribution systems and protect water drains, gas and other pipes to prevent freezing or clogging and repair all leaks and damage caused thereby; remove ice and snow from Building entries and common areas immediately adjacent to the Premises. Lessor shall repair the roof, exterior walls (including doors and windows that are not a part of the Premises), foundations and common areas and facilities (unless specifically damaged by Lessee), if any, and the cost thereof shall be shared as provided in Section 9 hereof. Lessor will maintain a preventative maintenance contract providing for the regular inspection, maintenance and repair of the heating and air conditioning systems with a licensed mechanical contractor the cost of which will be paid by Lessee per Lessee’s pro-rata share of the Building as Additional Rent.
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9.	Utilities and Fees. Lessee agrees to pay promptly when due all charges for light, heat, water, sewer, garbage, fire protection and other utilities and services to the Premises, and all license fees and other governmental charges levied on Lessee's property and the operation of Lessee's business on the Premises. Lessor shall not be liable for any injury or damages suffered as a result of the interruption of utilities or services by fire, or other casualty, strike, riot, vandalism, the making of necessary repairs or improvements, or other causes beyond Lessor's reasonable control, however Lessor shall use best efforts to assist with the restoration of such utilities in the event of any outage or cessation of such services so that Lessee’s interruption of business is kept to a minimum; and provided that to the extent Lessee is unable to reasonably utilize or occupy the Premises as a result of any interruption, deprivation or reduction in utilities and services to the Premises, then Lessee shall be entitled to an abatement in Base Rent and Additional Rent for the period beginning with the date which is three (3) business days after Lessee delivers notice to Lessor of such interruption, deprivation or reduction (provided that, such interruption, deprivation or reduction is continuing as of such third business day) and ending on the date such interruption, deprivation or reduction is no longer causing Lessee to be deprived of all reasonable use of the Premises or any portion thereof. During such abatement period, Base Rent and Additional Rent shall abate in the same ratio as the portion of the Premises rendered unusable as a result of such interruption, deprivation or reduction. Notwithstanding the foregoing, such abatement of Base Rent and Additional Rent shall only be available to Tenant in the event the interruption, deprivation or reduction in utilities and services is (i) solely the result of a default by Landlord under the Lease, and (ii) is not related to an event outside of Landlord’s reasonable control. In no event will Landlord be responsible for a loss or injury to business, however, occurring through or in connection with or incidental to any failure to furnish any such services.

10.	Monthly Operating Expense Adjustments. Lessee shall pay as additional monthly rent (“Additional Rent”) the Lessee’s Share (as defined below) of the following:

A.	Real Estate taxes and assessments, if any.

B.	Usual and necessary costs of operation, management, maintenance and repair as determined by standard accounting practice, including without limitation, all utilities and services not metered or charged directly to Lessee, insurance (including, but not limited to the insurance provided for under Paragraph 16 C below), painting, upkeep and repair of building exterior, parking, landscaping, and all common areas and facilities and Permitted Capital Improvements. The items under this clause (B) shall not include: any of the following: (i) ground rent; (ii) interest and amortization of funds borrowed by Lessor for items other than capital improvements; (iii) leasing commissions and advertising and space planning expenses incurred in procuring tenants; (iv) salaries, wages, or other compensation paid to officers or executives of Lessor in their capacities as officers and executives; (v) any cost or expense paid or incurred by Lessor to bring the Premises into compliance with laws; (vi) costs of renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Project; (vii) depreciation and amortization; (viii) interest and principal payments on loans; (ix) real estate brokerage, free rent, lease takeover obligations, and other inducements, costs, disbursements and expenses incurred in connection with leasing space in the Project and advertising and promotional expenses, legal fees, architectural and engineering (and similar consultant) fees, permits, licenses and inspection cost and fees in connection, the cost of tenant improvements, build out allowances, moving expenses and other concessions incurred in connection with leasing space in the Project; (x) costs of Lessor

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reimbursed by warranties, service contracts, insurance proceeds or otherwise; (xi) the cost of alterations, repairs, replacements, additions or other items of a capital nature except for capital items which are not Permitted Capital Improvements; (xii) costs, fines and penalties incurred because Lessor intentionally, knowingly or negligently violated any governmental requirement or law; (xiii) costs incurred because the Lessor or another tenant violated the terms of any lease; (xiv) general reserves; (xv) bad debt loss, rent loss or reserve for bad debt loss or rent loss for the Project; (xvi) costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy hazardous substances or asbestos containing materials; (xvii) Lessor's general corporate overhead; and (xviii) any other costs and expenses that under generally accepted accounting principles and practice consistently applied would not be considered normal management, operation, maintenance and repair costs. For purposes of this Lease, “Permitted Capital Improvements” are the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or to reduce current or future operating costs, (B) to enhance the safety or security of the Project or its occupants provided such safety and security measures are generally being implemented by other landlords of office buildings in Redmond, (C) which are incurred for replacements, modifications or additions of nonstructural items located in the common areas required to keep the common areas in good order or condition; provided, however, that any capital expenditure shall be amortized in accordance with sound real estate management and accounting practices consistently applied by other landlords of office buildings in Redmond.

C.	A Management fee equal to three percent (3%) of Lessee's monthly rent, including Base Rent and any Additional Rent.

Lessor shall from time to time estimate and provide written notice to Lessee of its monthly expense based upon existing or expected costs. Lessee shall pay such monthly estimated amount on or before the first day of each month. Lessor, annually and no later than six (6) months after the end of any calendar year shall compute Lessee's actual expenses. Any overpayment shall be applied as a credit to Lessee against future payments of Additional Rent. Lessee shall pay any deficiency to Lessor within thirty (30) days after the date of Lessor's statement. Lessor's records showing expenditures made for such expenses shall be available for Lessee's inspection at any reasonable time. For purposes of this Lease, “Lessee’s Share” means 49.85%.

Lessor shall make the determination of actual costs and estimated costs allocable to the Premises. Lessor or its agent shall keep records showing all expenditures made for the items enumerated above, which records shall be available for inspection and review by Lessee. The Lessee shall have the right, at reasonable times and upon reasonable prior notice to the Lessor to review the Lessor’s records relating to the actual costs and estimated costs allocable to the Premises for a particular Lease Year, which review must be conducted within six (6) months after Lessee’s receipt of the statement of actual costs allocable to the Premises for that particular Lease Year. If such review is not conducted within such six (6) month period, then the matters set forth in the statement of actual costs allocable to the Premises for that particular Lease Year shall be deemed conclusive. The Lessee shall pay the costs and expenses of such review unless such review reveals that the Lessor has overstated the Operating Expenses for the Lease Year in question by an amount equal to five percent (5%) or more for that particular Lease Year in which event the Lessor shall pay the actual costs incurred by Lessee in the performance of such review. For purposes of this Lease, “Lease Year” means a period of twelve (12) full and consecutive calendar

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months; provided, however, the initial Lease Year shall begin on the Commencement Date and end on the last day of the month preceding the first anniversary of the Commencement Date and if the Commencement Date does not occur on the first day of a calendar month, then the initial Lease Year shall end on the last day of the month which contains the first anniversary thereof. Each succeeding Lease Year shall begin upon the termination of the preceding Lease Year and shall be for a period of twelve (12) full and consecutive calendar months thereafter.

11.	Lessor’s Reservations. Lessor reserves the right without liability to Lessee upon no less than two (2) business days’ prior written notice to Lessee: (a) to inspect the Premises, and to show them to prospective Lessees (during the last eighteen (18) months of the Lease), partners or lenders and if they are vacated, to prepare them for re-occupancy; (b) to retain at all times and to use in appropriate instances keys to doors within and into the Premises; (c) to make repairs, alterations, additions or improvements, whether structural or otherwise, in or about the building, and for such purposes to enter upon the Premises and during the continuance of any work, to close common areas, all without affecting any of Lessee's obligations hereunder, so long as the Premises are reasonably accessible and Lessor shall not unreasonably interfere with Lessee’s use or enjoyment of the Premises; and (d) generally to perform any act relating to the safety, protection and preservation of the Premises or Building.

12.	Tenant Improvements. As of the Commencement Date, Lessor shall deliver the Premises in as-is condition. Lessor shall provide Lessee with a tenant improvement allowance in the maximum aggregate amount of Fifteen and No/100 Dollars per rentable square foot ($15.00/RSF) (the “TI Allowance”) to be used to pay for all actual, out-of-pockets costs and expenses incurred by Lessor in connection with the design, permitting and construction of the Improvements (as defined in Exhibit D). The disbursement of the TI Allowance and construction of the Improvements are outlined in Exhibit D, “Work Letter”. Lessee shall carry the contract with a general contractor, which general contractor shall be mutually selected by Lessor and Lessee. Lessor shall receive a supervisory/construction management fee equal to three percent (3.0%) of the total actual, out-of-pocket hard costs for the construction of the Improvements, which fee shall be funded from the TI Allowance. In the event the actual costs of the Improvements exceed the TI Allowance, Lessee shall be responsible for such excess amounts. In the event the actual costs of the Improvements are less than the TI Allowance, Lessee shall have up to twelve (12) months from Commencement Date to use the remaining unused balance of the TI Allowance on other “Eligible Expenses” (as defined below). “Eligible Expenses” mean all hard construction costs which may be incurred by Lessee for alterations or improvements to the Premises performed by or on behalf of Lessee.

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Assignment and Subletting. Lessee shall not either voluntarily or by operation of law assign, transfer, convey or encumber this Lease or any interest under it, or sublet its right to occupy or use all or any portion of the Premises without Lessor's prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. Among the criteria to be used by Lessor in evaluating a request for assignment or subletting will be (i) the proposed use of the Premises; (ii) the anticipated impact, if any, on parking; or (iii) the financial capacity of the assignee/sublessee to perform the obligations under this Lease. Lessor reserves the right to recapture the Premises or applicable portion thereof in lieu of giving its consent by notice given to Lessee within twenty (20) days after receipt of Lessee's written request for assignment or subletting. Such recapture shall terminate this Lease as to the applicable space effective on the prospective date of assignment or subletting, which shall be the last day of a calendar month and not earlier than sixty (60) days after receipt of Lessee's request hereunder. In the event that Lessor shall not elect to

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recapture and shall thereafter give its consent, Lessee shall pay Lessor a reasonable fee, not to exceed One Thousand and No/100 Dollars ($1,000.00) to reimburse Lessor for processing costs incurred in connection with such consent. Lessor's consent shall not release or discharge Lessee from future liability under this Lease and shall not waive Lessor's right to consent to any future assignment or sublease. Any assignment or subletting without Lessor's consent shall be void and shall, at Lessor's option, constitute a default under this Lease. A transfer by the present majority shareholders of ownership or control of a majority of the voting stock of a corporate Lessee, or the change in form of entity of the Lessee, shall be deemed an assignment. Notwithstanding anything herein to the contrary, Lessee may, without Lessor’s prior consent assign its rights and obligations under this Lease or sublet all or a portion of the Premises to: (i) a subsidiary, parent, affiliate, division or entity controlled by or under common control with Lessee, (ii) a successor entity to Lessee by merger, consolidation, non-bankruptcy reorganization or governmental action, or (iii) a purchaser of substantially all of the assets or equity interests in Lessee, in which case the provisions of this Section 13 shall not apply to such transfer, assignment or sublease; provided that any such transfer is for a legitimate business purpose and is not undergone as a subterfuge to avoid the obligations of this Section 13.

The Lessee shall not assign its interest in or under this Lease for security purposes, nor shall the Lessee grant any security interest, lien or encumbrance against its interest in this Lease or in or to any property in or affixed to the Premises without the prior written consent of the Lessor, which consent shall be granted, withheld or conditioned in Lessor’s sole discretion. In no event shall the Lessee grant, or allow to exist, any security interest in, or lien or encumbrance against the fee title to the Premises, the Building in which the Premises is located or the real property on which the building is located.

14.	Alterations. After obtaining the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, Lessee may make alterations, additions and improvements in said Premises (so long as such alterations, additions or improvements are not structural in nature and not visible from the exterior of the Premises) at its sole cost and expense. Lessee agrees to save Lessor harmless from any damage, loss, or expense arising there from and to comply with all laws, ordinances, rules and regulations. Upon termination of this Lease and unless otherwise agreed to by the parties, all alterations, additions and improvements made in, to or on the Premises (including without limitation all electrical, lighting, plumbing, heating, air conditioning, and communications equipment and systems, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures unless excluded by written agreement annexed hereto), shall remain upon and be surrendered as a part of the Premises; provided however, upon Lessor's written request (which written request shall be made at the time Lessor consented to such alterations or improvements), Lessee shall remove its communications cabling and those additions, alterations, or improvements as may be specified by Lessor upon the expiration of the Lease Term, and repair and restore the Premises to is original condition (with all of Landlord’s Build and other Lessor improvements completed) at Lessee's sole cost and expense prior to expiration of the Lease Term.

15.	Liens. Lessee shall keep the Premises free from any liens arising out of any work performed, materials furnished, equipment supplied, or obligations incurred by or on behalf of Lessee. No work performed, material furnished, equipment supplied or obligations incurred by or on behalf of Lessee shall be deemed to be for the immediate use and benefit of Lessor so that no mechanic's lien or other lien shall be allowed against Lessor's estate in the premises. Lessee shall provide, at Lessee's own cost, waivers of lien signed by any party (including the Lessee) who performs work,

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furnishes materials, or supplies equipment to the Premises. Lessor may require, at Lessee's sole cost and expense, a lien release and completion bond in an amount equal to either the actual contract price or one and one-half times the estimated cost of any improvements, additions or alterations in the Premises which Lessee desires to make, to insure Lessor against any liability for lien and to insure completion of the work.

16.	Signs. Lessor, at Lessor’s sole expense, shall provide directory and suite signage. All signs or symbols placed by Lessee in the windows and doors of the Premises, or upon any exterior part of the building, shall be subject to city of Redmond and Lessor's prior written approval. Prior to termination of this Lease, Lessee will remove all signs placed by it upon the Premises, and will repair any damages caused by installation and removal. Obtaining approvals will be Lessee’s responsibility. Notwithstanding the foregoing and subject to Lessor’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed and subject to compliance with all applicable City of Redmond codes, Lessee shall have the right, at Lessee’s expense, to install an exterior sign on the Building’s façade in a mutually agreeable location which shall remain on the Premises which shall be removed by Lessee, at Lessee’s expense, prior to the expiration of the Lease Term.

17.	Insurance.

A.	Lessee shall pay for and maintain, during the entire Lease Term, the following policies of insurance:

(i)	Commercial general liability insurance, including products, completed operations coverage and auto liability insurance covering Lessee's operations and the Premises with limits of not less than $2,000,000 per occurrence.

(ii)	Special cause of loss "all risk" perils and sprinkler leakage property insurance upon all building improvements and alterations on the Premises for which Lessee is responsible and upon Lessee's property in the amount of one hundred percent (100%) full replacement cost. The policy shall include Lessor and Lessor’s mortgagee, if any, as additional insureds, as their interests may appear, with a loss payable clause in favor of Lessor and Lessor’s mortgagee to the extent of their interest in the property.

B.	Each policy provided by Lessee shall provide that it shall not be subject to cancellation or material change without at least thirty (30) days prior written notice to the Lessor. Lessee shall furnish Lessor, prior to commencement of the Term, with insurance certificates, including Lessor as additional insured.

C.	Lessor shall maintain property insurance during the entire Lease Term in the amount of one hundred percent (100%) full replacement value of the Building and Lessor’s improvements. Lessor’s coverage may include the perils of Special cause of loss (“all risk”) and earthquake.

18.	Indemnity Against Liability for Loss or Damage.

A.	Lessee assumes all liability for and shall indemnify, hold harmless and defend Lessor from and against all loss, damage or expense which the Lessor may sustain or incur, and

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against any and all claims, demands, suits and actions whatsoever, including expense of investigation and litigation (“Claims”), on account of injury to or death of persons, including without limitation employees of Lessor, employees of Lessee or its affiliated companies or on account of damage to or destruction of property, including without limitation property owned by and property in the care, custody or control of Lessor during the Lease Term, due to or arising in any manner from:

(i)	The acts or negligence of Lessee or any contractor, subcontractor, or agent of Lessee or their respective employees;

(ii)	The condition, use or operation of the Premises and/or materials or substances used by Lessee or any of its contractors, subcontractors or agents of Lessee or by their respective employees, regardless of whether or not furnished by Lessor under this Lease or otherwise;

(iii)	Any damage or injury to persons or property arising out of Lessee's breach or this Lease, including, but not limited to, obligations of Lessee under Section 8, Maintenance.

B.	Lessor shall have no liability to Lessee as a result of loss or damage to Lessee’s property or for death or bodily injury caused by the acts or omissions of other Lessees in the project or by third parties (including criminal acts).

C.	Lessee shall not be obligated to indemnify Lessor for the portion of any claim or liability caused by or arising from the act, or negligence of Lessor. Lessor shall indemnify, defend and hold harmless Lessee from and against any and all Claims, arising in whole or in part out of (a) any act, omission or negligence of Lessor, or (b) any breach or default under this Lease by Lessor.

D.	It is mutually understood and agreed that the assumption of liabilities and indemnification provided for in this Section 18 shall survive any termination of this Lease.

19.	Damage or Destruction. If any of the Premises, or a substantial part of the building in which the Premises are located, shall be damaged or destroyed by fire or other insured casualty, and repair of the damage cannot be completed within one hundred twenty (120) days, following receipt by Lessor of actual notice of such damage or destruction, Lessor shall have the option either (a) to repair or rebuild within a reasonable time utilizing the insurance proceeds to effect such repair, or (b) not to repair or rebuild, and to cancel this Lease on sixty (60) days’ prior written notice. If Lessor fails to give Lessee written notice of its election within sixty (60) days from the date of damage, or if the restoration of the Premises cannot be completed within one hundred twenty (120) days from date of notice, Lessee may cancel this Lease at its option on fifteen (15) days’ prior written notice. During the period of untenantability, all rent shall abate in the same ratio as the portion of the Premises rendered untenantable bears to the whole of the Premises; provided that if the damage is due to the fault or neglect of Lessee, there shall be no abatement of rent.

If the Premises or the building in which the Premises are located shall be damaged or destroyed by fire or other insured casualty, and repair of the damage can be completed within one hundred twenty (120) days, Lessor shall repair or rebuild within a reasonable time utilizing the insurance proceeds to effect such repair. During the period of untenantability, all rent shall abate in the

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same ratio as the portion of the Premises rendered untenantable bears to the whole of the Premises; provided that if the damage is due to the fault or neglect of Lessee, there shall be no abatement of rent.

If any part of the Premises or the Building in which the Premises are located shall be damaged or destroyed by an uninsured casualty, Lessor shall have the option either (a) to repair or rebuild within a reasonable time, or (b) not to repair or rebuild, and to cancel this Lease on thirty (30) days’ prior written notice. In the event of cancellation by Lessor as a result of an uninsured casualty, Lessee shall have the right, in its sole and absolute discretion, within five (5) days following Lessor’s notice of cancellation, to override such cancellation by agreeing to repair the damage at Lessee’s sole cost and expense. In such event, the Lessee shall repair or rebuild within a reasonable time following the damage or destruction.

20.	Eminent Domain. If the whole of the Premises shall be taken by any public authority under the power of eminent domain, or purchased by the condemnor in lieu thereof, then the term of this Lease shall cease as of the date possession is taken by such public authority. If only part of the Premises shall be so taken, the Lease shall terminate only as to the portion taken, and shall continue in full force and effect as to the remainder of said Premises, and the monthly rent shall be reduced proportionately; provided, however, if the remainder of the Premises cannot be made tenantable for the purposes for which Lessee has been using the Premises or if more than twenty-five percent (25%) of the rentable square footage of the Premises shall be so taken, then either party, by written notice to the other, given at least thirty (30) days prior to the date that possession must be surrendered to the public authority, may terminate this Lease effective as of such surrender of possession. If any part of the building other than the Premises shall be so taken so as to render in Lessor's opinion the termination of this Lease beneficial to the remaining portion of the building, Lessor shall have the right within sixty (60) days of said taking to terminate this Lease upon thirty (30) days written notice to Lessee. In the event of any taking, whether whole or partial, Lessor shall be entitled to all awards, settlements, or compensation which may be given for the land and buildings. Lessee shall have no claim against Lessor for the value of any unexpired term of this Lease. Lessee shall have the right to seek an independent and separate award from the condemning authority so long as such award does not diminish the amount of the award payable to Lessor.

21.	Insolvency. If Lessee shall be declared insolvent or bankrupt, or if Lessee's leasehold interest herein shall be levied upon or seized under writ of any court of law, or if a trustee, receiver or assignee be appointed for the property of Lessee, whether under operation of State or Federal statutes, then, to the extent permitted by law, Lessor may, at its option, immediately, without notice (notice being expressly waived), terminate this Lease and take possession of said Premises.

22.	Default and Re-Entry. If Lessee fails to pay rent or other charges provided for herein within three (3) days after receipt of written notice thereof or if Lessee fails to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of thirty (30) days after written notice from Lessor or such additional time as is reasonably needed to cure the default, provided that, Lessee shall diligently and continuously pursue the cure, then Lessor may, at its option, without further notice or demand:

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A.	Cure such breach for the account and at the expense of Lessee (including entry upon the Premises to make repairs on behalf of the Lessee where Lessee has failed to make such repairs as required under this Lease) and such expense shall be deemed additional rent due on the first of the following month; or

B.

Re-enter the Premises, remove all persons therefrom, take possession of the Premises and remove all personal property therein at Lessee's risk and expense and (1) terminate this Lease, or (2) without terminating the Lease or in any way affecting the rights and remedies of Lessor or the obligations of Lessee, make an honest and reasonable effort to re-let the whole or any part of the Premises for Lessee’s account upon such terms and conditions as Lessor may deem advisable. In either event, any moneys received from Lessee and any deposit or other amounts held by Lessor may first be applied by Lessor to any damages suffered by Lessor as a result of such default, including without limitation, costs and expenses incurred on re-entry and re-letting, any unamortized Lessee improvements and commissions, cleaning, necessary repairs, restoration and alteration, and any commissions incurred on re-letting, and the balance of such amounts may be applied toward payment of other sums due to Lessor hereunder. In the event the Premises are re-let for Lessee's account, Lessee shall pay to Lessor monthly any deficiency; however, Lessor shall not be required to pay any excess to Lessee. Upon termination of this Lease or of Lessee’s right to possession, Lessor reserves and has the right to recover damages arising from the breach of the Lease from Lessee including, but not limited to: (1) The worth of the unpaid rent and other charges provided for herein that had been earned at the time of such termination; (2) The worth of the amount of the unpaid rent and other charges provided for herein that would have been earned for the balance of the term of this Lease after the date of such termination; and (3) Any other amount, including court, attorney and collection costs, necessary to compensate Lessor. “The Worth,” as used in Section (1) is to be calculated allowing interest at 18% per year (or, if applicable, at such lower rate as may represent the highest legal limit allowed in the State of Washington). “The worth” as used for Section (2) is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of termination. The above remedies of Lessor are cumulative and in addition to any other remedies now or hereafter allowed by law or elsewhere provided for in this Lease.

C.	Lessor shall not be liable for damages by reason of the re-entry described in paragraph B, above.

23.	Removal of Property. Any property of Lessee removed by Lessor in accordance with Section 22 above may be stored, sold, or disposed of by Lessor without any additional notice to Lessee at the sole risk and expense of Lessee and without any further responsibility of Lessor. Proceeds therefrom may be applied by Lessor upon any indebtedness due from Lessee to Lessor. Lessee waives all claims for damages that may be caused by Lessor re-entering the Premises and removing or disposing of said property as herein provided.

24.	Costs and Attorneys’ Fees. In the event either party shall commence legal action to enforce any provision of this Lease, the court shall award to the prevailing party all reasonable attorneys' fees and all costs incurred in connection therewith, including fees and costs on appeal. Any action relating to this Lease shall be brought in the County in which the Premises are located or, at Lessor's election, in King County, Washington.

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25.	Subrogation Waiver. Lessor and Lessee each herewith and hereby release and relieve the other and waive its entire right of recovery against the other for loss or damage arising out of or incident to the perils of fire, explosion or any other perils described in the "all risk" insurance and the events covered under the property insurance coverages required under this Lease, whether due to the negligence of either party, their agents, employees or otherwise. Each party shall obtain from its respective insurer under each insurance policy that it maintains a waiver of all rights of subrogation, which the insurer may have against the other party for claims that are released under this Section 25.

26.	Holding Over. Unless otherwise agreed to by Lessor, if Lessee, with the express consent of Lessor, shall hold over after the expiration of the Lease Term, Lessee shall remain bound by all the covenants and agreements herein, except that (a) the tenancy shall be from month-to-month and (b) the monthly Base Rent to be paid by Lessee shall be determined by multiplying the monthly Base Rent in effect immediately preceding such expiration times 150%. If Lessee holds possession of the Premises after the expiration of the Lease Term without the express written consent of Lessor, Lessee shall remain bound by all the covenants and agreements herein, except that (a) the tenancy shall be from month-to-month and (b) the monthly Base Rent to be paid by Lessee shall be twice the monthly rent in effect immediately preceding such expiration. Any such tenancy may be terminated with twenty (20) days prior notice as provided by Washington State law.

In the event of any unauthorized holding over, Lessee shall also indemnify and hold Lessor harmless from and against all liability, losses, claims, causes of action, damages, costs and expenses (including without limitation attorney fees) resulting from Lessee’s failure to surrender the Premises, including without limitation claims made by succeeding lessees resulting from Lessee’s failure to surrender the Premises.

Lessee’s obligations under this Section 26 shall survive the expiration or termination of this Lease.

27.	Subordination and Attornment; Mortgage Protection.

A.	Subordination-Notice to Mortgagee. At the request of Lessor, Lessee shall promptly execute, acknowledge and deliver, all instruments which may be required to subordinate this Lease to any existing or future mortgages, deeds of trust and/or other security documents on or encumbering the Premises or on the leasehold interest held by Lessor, and to any extensions, renewals, or replacements thereof, provided that Lessee shall have the right to request that any holder or beneficiary of any mortgage, deed of trust, ground lease, vendor’s lien or similar instrument execute a non-disturbance agreement in favor of Lessee on the commercially reasonable standard form utilized by such lender or ground lessor (subject to Lessee’s reasonable comments), and Lessor shall obtain such executed non-disturbance agreement if so requested by Lessee as a condition to Lessee’s subordination to any such party.

B.	Lessee’s Certificate. Either party shall, at any time and from time to time, within five (5) business days after written notice from the other party execute, acknowledge and deliver to Lessor a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and

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certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any; and (b) acknowledging that there are not, to such party's knowledge, any uncured defaults on the part of the Lessor or Lessee hereunder, or specifying such defaults if any are claimed; and (c) setting forth the date of commencement of rents and expiration of the Lease Term hereof; and, (d) such other information as such party shall reasonably require. Any prospective purchaser, lender, assignee, sublease, or encumbrancer of all or any portion of the Premises of which the Premises are a part or any affiliate of either party may rely upon any such statement.

C.	Mortgagee Protection Clause. Lessee agrees to use reasonable efforts to notify any mortgagee and/or trust deed holders, by registered mail, with a copy of any notice of default served upon the Lessor, provided that prior to such notice Lessee has been notified in writing (by way of Notice of Assignment of Rents and Lease, or otherwise) of the addresses of such mortgagees and/or trust deed holders. Lessee further agrees that if Lessor shall have failed to cure such default, then the mortgagees and/or trust deed holders have thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional times as may be necessary if within such thirty (30) days any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings if necessary to affect such cure), in which event this Lease shall not be terminated if such remedies are being so diligently pursued.

28.	Surrender of Possession. Lessee shall, prior to the termination of this Lease or of Lessee's right to possession, remove from the Premises all personal property which Lessee is entitled to remove and those alterations, additions, improvements (excepting the Landlord Build or any subsequent alterations or improvements that Lessor consented to without explicitly requiring removal thereof) or signs which may be required by Lessor to be removed, including, at Lessor’s request, cabling, pursuant to Sections 12 and 14 above, and shall repair or pay for all damage to the Premises caused by such removal. All such property remaining and every interest of Lessee in the same shall be conclusively presumed to have been conveyed by Lessee to Lessor under this Lease as a bill of sale, without compensation, allowance, or credit to Lessee. Lessee shall upon termination of this Lease or of Lessee's right of possession, deliver all keys to Lessor and peacefully quit and surrender the Premises without notice, neat and clean, and in as good condition as when Lessee took possession, except for reasonable wear and tear as determined by Lessor and with all components and systems in good working order and repair.

29.	Late Payment and Interest. If any amount due from Lessee is not received in the office of Lessor on or before the third (3rd) business day after the date upon which such amount is due and payable, a late charge of five percent (5%) of said amount shall become immediately due and payable, which late charge Lessor and Lessee agree represents a fair and reasonable estimate of the processing and accounting costs that Lessor will incur by reason of such late payment. All past due amounts owing to Lessor under this Lease, including rent, shall be assessed interest at an annual percentage rate of twelve percent (12%) from the third (3rd) business day after the date due until paid. Notwithstanding the foregoing, Lessor shall waive such late charge once per calendar year provided that Lessee timely pays such amount owed within three (3) business days after receiving Lessor’s written notice.

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30.	Notice. Any notice, communication or remittance required or permitted by this Lease by either party to the other shall be deemed given, served or delivered, in writing, delivered personally or by courier or by telephonic facsimile transmission with automatic confirmation, addressed to the Lessor at the address specified for the payment of rent under Paragraph 3 of this Lease or to Lessee at the Premises or to such other address as either party may designate to the other in writing from time to time.

31.	No Waiver of Covenants. Time is of the essence of this Lease. Any waiver by either party of any breach hereof by the other shall not be considered a waiver of any future similar or other breach.

32.	Entire Agreement. It is expressly understood and agreed by Lessor and Lessee that there are no promises, agreements, conditions, understandings, inducements, warranties, or representations, oral or written, express or implied, between them, other than as herein set forth and that this Lease shall not be modified in any manner except by an instrument in writing executed by the parties.

33.	Binding on Heirs, Successors and Assigns. The covenants and agreements of this Lease shall be binding upon the heirs, executors, administrators, successors and assigns of both parties hereto, except as hereinabove provided.

34.	Lessor’s Assignment. It is fully understood that Lessor shall have the full right to assign this Lease, without any notice to Lessee, thereby relieving Lessor from all and any liabilities; provided however, that the assignee assumes all Lessor’s responsibilities as set forth in this Lease.

35.       Environmental. See Rider One attached and incorporated into this Lease by this reference.

36.       Brokers; Agency Disclosure; Brokerage Relationships.

A.	Payment of Brokers. Lessor shall pay the commissions due those real estate brokers or agents named below. Lessee agrees to indemnify and hold Lessor harmless from all liabilities and claims for brokerage commissions or finder's fees growing out of agreements which Lessee has made with brokers or finders, other than the market standard commission which Lessor has agreed to pay to Lessor’s broker, Broderick Group, Inc. per separate agreement.

B.	Agency Disclosure. At the signing of this Lease, the Lessor’s agents, Paul Jerue, Tyler Slone and Eric Meussner, of Broderick Group Inc., represented Lessor (the “Lessor’s Agents”). Lessee’s Leasing Agents are Eric Lonergan and Brian Kelly of Savills Inc. (the “Lessee’s Agents”). Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to him/her in this transaction. (As required by WAC 308-124D-040).

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37.	Force Majeure. Lessor nor Lessee shall have liability to the other party on account of the following acts of “force majeure,” which shall include (a) the inability to fulfill, or delay in fulfilling, any obligations (excepting Lessee’s monetary obligations) under this Lease by reason of strike, lockout, other labor trouble, dispute or disturbance; (b) governmental regulation, moratorium, action, inaction, preemption or priorities or other controls, including delays in receipt of permits; (c) shortages of fuel, supplies or labor; (d) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises by reason of any requirement, act or omission of the public utility or others furnishing the Building with electricity or water; or (e) for any other reason, whether similar or dissimilar to the above, or for act of God, beyond Lessor’s or Lessee’s reasonable control. If this Lease specifies a time period for performance of an obligation, that time period shall be extended by the period of any delay in Lessor’s performance caused by any of the events of force majeure described herein.

38.	Limitation of Liability. The recourse of Lessee to recover any claim against Lessor arising under this Lease shall be limited to Lessor’s interest in the Building and to the rents, issues and profits from the Building. Lessee waives any and all recourse for any such liability against Lessor’s members, partners, shareholders, trustees or beneficiaries, or any property or assets of Lessor other than the Building.

39.	Expansion Premises. Lessee shall have the right to lease the balance of the Building (“Option to Expand”), which would comprise an additional 16,781 rentable square feet on the second floor (the “Expansion Premises”) upon providing Lessor with written notice by September 30, 2023. If the Option to Expand is exercised, the terms for the Expansion Premises shall be the same as the original Premises, with the Base Rent for Expansion Premises matching the then current Base Rent schedule of original Premises with three percent (3.0%) annual Base Rent escalations. There shall be no free rent for the Expansion Premises and Lessor shall provide Lessee with a tenant improvement allowance for the Expansion Premises equal to Fifteen Dollars per rentable square foot ($15.00/RSF) (the “EP Allowance”). If Lessee timely exercises the Option to Expand, Lessee shall commence leasing the Expansion Premises on the date which is Ninety (90) days after the Expansion Premises are tendered to the Lessee (the “Expansion Premises Commencement Date”), unless another timeline is mutually agreed by Lessor and Lessee and documented in a valid amendment to this Lease.

40.	Governing Law. This Lease shall be interpreted under the laws of the State of Washington without regard to principles of conflicts of law.

41.	Counterparts. This Lease may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed and delivered to each of the parties.

42.	Exhibits. The following exhibits or riders are made a part of this Lease and are incorporated herein by reference:

Rider One - Environmental

Exhibit A – Legal Description of Land and Building Site Plan

Exhibit B - Rules and Regulations

Exhibit C – Floor Plan of Premises

Exhibit D – Work Letter

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IN WITNESS WHEREOF, this Lease has been executed by the parties as of the Effective Date.

Lessor:	Lessee:

REdmond East Office PArk, llc	MICROVISION, INC.

/s/ PAT WILEY (SIGNATURE)	/s/ SUMIT SHARMA (SIGNATURE)

By: Pat Wiley (PLEASE PRINT)	By: Sumit Sharma (PLEASE PRINT)

Its: Manager	Its: CEO

Date: September 24, 2021	Date: September 23, 2021